State of Delaware

                   Office of the Secretary of State

                   ________________________________


       I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF

  DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT

  COPY OF THE CERTIFICATE OF STOCK DESIGNATION OF "VIACOM INC."

  FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF NOVEMBER, A.D.

  1993, AT 10:30 O'CLOCK A.M.

       A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO

  NEW CASTLE COUNTY RECORDER OF DEEDS  FOR RECORDING.

                        * * * * * * * * * * *















                           ________________________________________
                             William T. Quillen, Secretary of State

                                      AUTHENTICATION:      *4153016

                                                DATE:    11/18/1993

         CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES
         AND RELATIVE, PARTICIPATING OR OTHER RIGHTS, AND THE
       QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

           SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                          ($0.01 Par Value)

                                  OF

                             VIACOM INC.

                          -----------------

        Pursuant to Section 151 of the General Corporation Law
                       of the State of Delaware

                          -----------------

       VIACOM, INC., a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article IV of the Restated Certificate of Incorporation of the Corporation, which authorizes the issuance of up to 100,000,000 shares of preferred stock, and by the Securities Committee of the Board of Directors pursuant to authority conferred upon such Committee by the Board of Directors in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and Article
  Section 11 of the By-Laws of the Corporation at a meeting of the Board of Directors duly held on September 28, 1993:

       RESOLVED, that the issue of a series of preferred stock, $0.01 par value, of the Corporation is hereby authorized and the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, are hereby fixed as follows:

       (1)  Number of Shares and Designation. 24,000,000 shares of
            --------------------------------
  the preferred stock, $0.01 par value, of the Corporation are hereby constituted as a series of the preferred stock designated as Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock may not be increased and may not be decreased below the number of then currently outstanding shares of Series B Preferred Stock.

       (2)  Definitions.  For purposes of the Series B Preferred
            -----------
  Stock, the following terms shall have the meanings indicated:

            "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "Class A Stock" shall mean the Class A Common Stock of the Corporation, par value $0.01 per share.

            "Common Stock" shall mean the Class B Common Stock of the Corporation, par value $0.01 per share.

            "Conversion Price" shall mean the conversion price per share of Common Stock for which the Series B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section (7). The initial Conversion Price will be $70.00 (equivalent to the rate of .7143 of a share of Common Stock for each share of Series B Preferred Stock).

            "Current Market Price" shall mean, as of a particular date, the closing sale price at which Common Stock shall have been sold regular way on the American Stock Exchange or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted.

            "Dividend Periods" shall mean quarterly dividend periods commencing on the first day of October, January, April and July of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Issue Date and end on and include December 31, 1993).

            "Issue Date" shall mean the first date on which shares of Series B Preferred Stock are issued.

            "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

            "Securities" shall have the meaning set forth in paragraph (d)(iii) of Section (7) hereof.

            "Trading Day" means a day on which the American Stock Exchange, or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted, is open for the transaction of business.

            "Transaction" shall have the meaning set forth in paragraph (e) of Section (7) hereof.

            "Transfer Agent" means the First Chicago Trust Company of New York or such other agent or agents of the Corporation as may be designated by the Board of Directors of the Corporation as the transfer agent for the Series B Preferred Stock.

       (3) Dividends.  (a) The holders of shares of the Series B
           ---------
  Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available therefor, cash dividends at the rate per annum of $2.50 per share of Series B Preferred Stock. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly, when and as declared by the Board of Directors, on the first Business Day of January, April, July and October of each year, commencing on January 1, 1994 or at such additional times and for such interim periods, if any, as determined by the Board of Directors. Each such dividend shall be payable in arrears to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods shall accrue interest at the Base Rate as announced from time to time by Citibank, N.A., which interest, until paid, shall be treated for all purposes of this Certificate of Designation as accrued and unpaid dividends.

       (b) The amount of dividends payable for each full Dividend Period for the Series B Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period on the Series B Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Series B Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Except as provided in Section 5(a), holders of shares of Series B Preferred Stock called for redemption on a redemption date between a dividend payment record date and the dividend payment date shall not be entitled to receive the dividend payable on such dividend payment date. Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series B Preferred Stock.

       (c) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Series B Preferred Stock, for any period, nor shall any shares ranking on a parity with the Series B Preferred Stock be redeemed or purchased by the Corporation or any Subsidiary, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series B Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series B Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series B Preferred Stock and such other stock bear to each other.

       (d) So long as any shares of the Series B Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Common Stock, Class A Stock or other stock ranking junior to the Series B Preferred Stock, as to dividends and upon liquidation) shall be declared or paid or set apart for payment or other distribution declared or made upon the Common Stock, Class A Stock or any other stock of the Corporation ranking junior to the Series B Preferred Stock, as to dividends or upon liquidation nor shall any Common Stock, nor any Class A Stock nor any other such stock of the Corporation ranking junior to the Series B Preferred Stock, as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series B Preferred Stock, as to dividends and upon liquidation) or any Subsidiary unless, in each case (i) the full cumulative dividends on all outstanding shares of the Series B Preferred Stock and any other stock of the Corporation ranking on a parity with the Series B Preferred Stock, as to dividends or upon liquidation shall have been paid or set apart for payment for all past Dividend Periods and dividend periods with respect to such other stock and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and the dividend period with respect to any other stock of the Corporation ranking on a parity with the Series B Preferred Stock, as to dividends or upon liquidation.

       (4)  Liquidation Preference.  (a)  In the event of any
            ----------------------
  liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock, Class A Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series B Preferred Stock, upon liquidation, dissolution or winding up, the holders of the shares of Series B Preferred Stock shall be entitled to receive $50.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series B Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series B Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

       (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to Series B Preferred Stock, upon liquidation, dissolution or winding up, upon any liquidation, dissolution of winding up of the Corporation, after payment shall have been made in full to the holders of Series B Preferred Stock, as provided in this Section (4), any other series or class or classes of stock ranking junior to Series B Preferred Stock, upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series B Preferred Stock shall not be entitled to share therein.

       (5)  Redemption at the Option of the Corporation.  (a)
            -------------------------------------------
  Series B Preferred Stock may not be redeemed by the Corporation prior to October 1, 1998, after which the Corporation, at its option, may redeem the shares of Series B Preferred Stock, in whole or in part, for an aggregate redemption price of at least $100,000,000 (provided that no partial redemption shall reduce
                --------
  the Series A Preferred Stock outstanding below $100,000,000 aggregate liquidation value) out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below, during the 359-day period beginning on October 1, 1998 and during the twelve-month periods beginning on October 1 of the years beginning with 1998 shown below at the following redemption prices plus an amount equal to accrued and unpaid dividends, if any, to the date fixed for redemption, whether or not earned or declared:

            Year                                   Price
            ----                                  -------
            1998  . . . . . . . . . . . . . . .    $52.50
            1999  . . . . . . . . . . . . . . .    $52.00
            2000  . . . . . . . . . . . . . . .    $51.50
            2001  . . . . . . . . . . . . . . .    $51.00
            2002  . . . . . . . . . . . . . . .    $50.50
            2004 and thereafter . . . . . . . .    $50.00

       (b) In the event that full cumulative dividends on the Series B Preferred Stock and any other class or series of stock of the Corporation ranking, as to dividends, on a parity with the Series B Preferred Stock have not been paid or declared and set apart for payment, the Series B Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire shares of Series B Preferred Stock or such other stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series B Preferred Stock and such other stock.

       (c) In the event the Corporation shall redeem shares of Series B Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation, which notice shall be unconditional and irrevocable. Each such notice shall state: (1) the redemption date; (2) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (5) the then current conversion price; and
  (6) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), (i) dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest thereon after the redemption date) shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough on Manhattan, City of New York, and having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds after the redemption date be applied to the redemption of the shares of Series B Preferred Stock so called for redemption. Any interest accrued on such funds after the redemption date shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of Series B Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price.

       Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series B Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

       (6)  Shares to be Retired.  All shares of Series B Preferred
            --------------------
  Stock purchased or redeemed by the Corporation or converted shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

       (7)  Conversion.  Holders of shares of Series B Preferred
            ----------
  Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

       (a) Subject to and upon compliance with the provisions of this Section (7), a holder of shares of series B Preferred Stock shall have the right, at his or her option, at any time to convert such shares into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price and by surrender of such shares so to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section (7); provided, however, that the right to convert shares called for redemption pursuant to Section

  (5) shall terminate at the close of business on the date fixed for such redemption, unless the Corporation shall default in making payment of the amount payable upon such redemption. Any share of Series B Preferred Stock may be converted, at the request of its holder, in part into Common Stock. If a part of a share of Series B Preferred Stock is converted, then the Corporation will convert such share into the requested shares of Common Stock (subject to paragraph (c) of this Section (7)) and issue a fractional share of Series B Preferred Stock evidencing the remaining interest of such holder.

       (b) In order to exercise the conversion right, the holder of each share of Series B Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert Series B Preferred Stock or a specified portion thereof. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series B Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

       Holders of shares of Series B Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date) on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date. However, shares of Series B Preferred Stock surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on the corresponding dividend payment date (except shares called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Series B Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Corporation on such shares of Series B Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

       As promptly as practicable after the surrender of certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (7), and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section (7).

       Each conversion shall be deemed to have effected immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.
  All shares of Common Stock delivered upon conversions of the Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable.

       (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion for a share of Series B Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

       (d) The Conversion Price shall be adjusted from time to time as follows:

            (i)  In case the Corporation shall after the Issue Date
       (A) pay a dividend or make a distribution on its Common

       Stock in shares of its Common Stock, (b) subdivide its outstanding Common Stock into a greater number of shares,
       (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the close of business on the record date (except as provided in paragraph (h) below).

            (ii) In case the Corporation shall issue after the Issue Date (a) rights or warrants to all holders of Class A Stock or Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Class A Stock or Common Stock at a price per share less than the Conversion Price at the record date for the determination of stockholders entitled to receive such rights or warrants or (b) shares of Class A Stock or Common Stock or securities exercisable for (including rights or warrants other than those referred to in (a) above and subparagraph (iii) below) or exchangeable or convertible into shares of Class A Stock or Common Stock at a price per share (or having an exercise, exchange or conversion price per share) less than the then current Conversion Price (other than securities issued in a transaction in which a pro rata share of such securities have been reserved by the Corporation for distribution to the holders of Series B Preferred Stock up conversion), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of issuance of such rights, warrants or shares of Class A Stock or Common Stock (or securities exercisable for or exchangeable or convertible into shares of Class A Stock or Common Stock) by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Class A Stock or Common Stock outstanding on the date of issuance of such rights, warrants or shares of Class A Stock or Common Stock (or securities exercisable for or exchangeable or convertible into shares of Class A Stock or Common Stock) (without giving effect to any such issuance) and (B), in the case of (a) above, the number of shares which the aggregate proceeds from the exercise of such rights or warrants for Class A Stock and Common Stock or, in the case of (b) above, the number of shares which the aggregate consideration receivable by the

       Corporation for the total number of shares of Class A Stock and Common Stock (or securities exercisable for or exchangeable or convertible into shares of Class A Stock or Common Stock) so issued would purchase at the Conversion Price in effect immediately prior to the date of issuance, and the denominator of which shall be the sum of (A) the number of shares of Class A Stock and Common Stock outstanding on the date of issuance of such rights, warrants or shares of Class A Stock or Common Stock (or securities exercisable for or exchangeable or convertible into Class A Stock or Common Stock) (without giving effect to any such issuance) and (B), in the case of (a) above, the number of additional shares of Class A Stock or Common Stock offered for subscription or purchase or,in the case of (b) above, the number of shares of Class A Stock and Common Stock so issued or into which the exercisable, exchangeable or convertible securities may be exercised, exchanged or converted. Such adjustment shall be made successively whenever any such rights, warrants or shares of Class A Stock or Common Stock (or securities exercisable for or exchangeable or convertible into Class A Stock or Common Stock) are issued, and shall become effective immediately after such record date or, in the case of the issuance of Class A Stock or Common Stock after the date of issuance thereof (or in the case of securities exercisable for or exchangeable or convertible into shares of class A Stock or Common Stock, the date on which holders may first exercise, exchange or convert the same in accordance with the respective terms thereof). In determining whether any rights or warrants entitled the holders of Class A Stock or Common Stock to subscribe for or purchase shares of Class A Stock or Common Stock at less than the Conversion Price in effect immediately prior to the date of such issuance, and in determining the aggregate offering price of shares of Class A Stock or Common Stock (or securities exercisable for or exchangeable or convertible into shares of Class A Stock or Common Stock), there shall be taken into account any net consideration received or receivable by the Corporation upon issuance and upon exercise of such rights or warrants or upon issuance of shares of Class A Stock or Common Stock (or securities exercisable for or exchangeable or convertible into shares of Class A Stock or Common Stock), the value of such consideration, if other than cash, to be determined by the Board of Directors or, if higher, the aggregate exercise, exchange or conversion price set forth in such exercisable, exchangeable or convertible securities.

            (iii) In case the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (other than a regular cash dividend that the Board of Directors determines, in good faith, can be maintained by the company for at least four consecutive periods covering not less than one year and that the Board of Directors intends to maintain for at least four consecutive periods covering not less than one year or a dividend that, together with all dividends paid in the prior twelve months, does not exceed one percent (1%) of the aggregate fair market value of the Series B Preferred Stock and the Common Stock on the date such dividend is declared, in each case, out of profits or surplus) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in subparagraph (ii)(a) above) (any of the foregoing being hereinafter in this subparagraph
       (iii) called the "Securities"), then in each such case, unless the Corporation elects to reserve shares or other units of such Securities for distribution to the holders of the Series B Preferred Stock upon the conversion of the shares of Series b Preferred Stock so that any such holder converting shares of the Series B Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities, converted his or her shares of Series B Preferred Stock into Common Stock (such election to be based upon a determination by the Board of Directors that such reservation will not materially adversely affect the interests of any holder of Series B Preferred Stock in any such reserved Securities), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of such distribution by (II) a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately, except as provided in paragraph (h) below, after the record date for the determination of stockholders entitled to receive such distribution.

            (iv) Notwithstanding anything in subparagraphs (ii) and
       (iii) above, if such exercisable, exchangeable or convertible securities, rights or warrants shall by their terms provide for an increase or increases with the passage of time or otherwise in the price payable to the Corporation upon the exercise thereof, the Conversion Price upon any such increase becoming effective shall forthwith be readjusted (but to no greater extent than originally adjusted by reason of such issuance or sale) to reflect the same. Upon the expiration or termination of such rights or warrants, if any such rights or warrants shall not have been exercised, and upon the expiration or termination of the exercise, exchange or conversion rights under such exercisable, exchangeable or convertible securities, if any such exercisable, exchangeable or convertible securities shall not have been exercised, exchange or converted, then the Conversion Price thereof shall forthwith be readjusted and thereafter be the rate which it would have been had an adjustment been made on the basis that (x) the only rights or warrants so issued or sold were those so exercised and they were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such options, rights or warrants whether or not exercised and (y) the Corporation issued and sold a number of shares of Common Stock equal to those actually issued upon exercise of such exercise, exchange or conversion rights, and such shares were issued and sold for a consideration equal to the aggregate exercise, exchange or conversion price in effect under the exercise, exchange or conversion rights actually exercised at the respective dates of their exercise. An adjustment made pursuant to this subparagraph (iv) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective immediately after the close of business on such date, but shall not affect the Conversion Price applicable to shares of Series B Preferred Stock converted prior to the date notice of such adjustment is given to the holders of Series B Preferred Stock. For purposes of subparagraphs (ii) and (iv), the aggregate consideration received by the Corporation in connection with the issuance of shares of Common Stock or of rights, warrants or securities exercisable for or exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate net offering price of all such securities plus the minimum aggregate amount, if any, payable upon exercise of such rights or warrants and conversion of any such exercisable, exchangeable or convertible securities into shares of Common Stock.

            (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph
       (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and, provided further any adjustment shall be required and made in accordance with the provisions of this Section (7) (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section (7) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100 of a share (with .005 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

       (e) In case the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (d)(i) of this Section (7) applies) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Stock which will contain provisions enabling the holders of the Series B Preferred Stock which remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price immediately after such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

       (f)  If:

            (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than a regular cash dividend that the Board of Directors determines can be maintained by the Company for at least four consecutive periods and that the Board of Directors intends to maintain for at least four consecutive periods, or a dividend that, together with all dividends paid in the prior twelve months, does not exceed one percent (1%) of the aggregate fair market value of the Series A Preferred Stock and the Common Stock on the date such dividend is declared, in each case, out of profits or surplus); or

            (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

            (iii) there shall be any reclassification of the Common Stock (other than an event to which paragraph (d)(i) of this Section (7) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation, then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Series B Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date specified in clauses
  (A) and (B) below, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants, are to be determined or (B) the date on which such reclassification, consolidation, merger, sale or transfer is expected, that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section (7).

       (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officers' certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series B Preferred Stock at his or her last address as shown on the stock records of the Corporation.

       (h) In any case in which paragraph (d) of this Section (7) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (c) of this Section
  (7).

       (i) For purposes of this Section (7), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

       (j) Notwithstanding any other provision herein to the contrary, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan at a price per share of at least 95% of Current Market Price, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security (including, but not limited to, Class A Stock) outstanding as of the date the Series B Preferred Stock was first designated, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation to which this Section
  (7) applies. There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition other similar transaction except as specifically set forth in this Section (7). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section (7), only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

       (k) In case the Corporation shall take any action affecting the Common Stock, other than action described in this Section
  (7), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series B Preferred Stock, the Conversion Price for the Series B Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

       (l) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. For purposes of this paragraph (l), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

       Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

       The Corporation will use all reasonable efforts to list the shares of Common Stock required to be delivered upon conversion of the Series B Preferred Stock prior to such delivery, upon the American Stock Exchange or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted.

       Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation will use all reasonable efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

       (m) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

       (8)  Ranking.  Any class or classes of stock of the
            -------
  Corporation shall be deemed to rank:

            (i) prior to the Series B Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock;

            (ii) on a parity with the Series B Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class of stock and the Series B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority one over the other; and

            (iii) junior to the Series B Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or Class A Stock or if the holders of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

       (9)  Voting.   Except as herein provided or as otherwise
            ------
  from time to time required by law, holders of Series B Preferred Stock shall have no voting rights. Whenever, at any time or times, dividends payable on the shares of Series B Preferred Stock at the time outstanding shall be in arrears for such number of Dividend Periods, which Dividend Periods need not be consecutive, which shall in the aggregate contain not less than 360 days, the holders of Series B Preferred Stock shall have the exclusive right, voting separately as a class with holders of shares of any one or more other series of preferred stock ranking on a parity with the Series B Preferred Stock as to dividends, or on the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of Series B Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of the holders of Series B Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding Series B Preferred Stock (either alone or together with the holders of shares of any one or more other series of preferred stock ranking on such a parity and having like voting rights) as hereinafter set forth. The right of holders of Series B Preferred Stock, voting separately as a class, to elect (either alone or together with the holders of shares of any one or more other series of preferred stock ranking on such a parity and having like voting rights) members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated on Series B Preferred Stock shall have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

       If the office of any director elected by the holders of Series B Preferred Stock, voting as a class, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining director elected by the holders of Series B Preferred Stock, voting as a class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Series B Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by Series B Preferred Stock, voting as a class, shall terminate immediately. Whenever the term of office of the directors elected by the holders of Series B Preferred Stock, voting as a class, shall so terminate and the special voting powers vested in the holders of Series B Preferred Stock shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions of this Section (9).

       So long as any shares of the Series B Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time given in person or by proxy, either in writing or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

       (a) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to Series B Preferred Stock as to dividends or the distribution or assets upon liquidation, dissolution or winding up, or

       (b) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation of the Corporation which would materially and adversely affect any right, preference or voting power of Series B Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences or voting powers.

       The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption, scheduled to be consummated within three months after such time.

       (10) Record Holders.  The Corporation and the Transfer Agent
            --------------
  may deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be made under the seal of the Corporation and signed by Philippe P. Dauman, its Senior Vice President, General Counsel and Secretary, and attested by Katherine B. Rosenberg, its Assistant Secretary, this 17th day of November, 1993.

                                VIACOM INC.


                                By  /s/ Philippe P. Dauman
                                    -------------------------------
                                          Philippe P. Dauman
                                         Senior Vice President,
                                          General Counsel and
                                               Secretary


  (Corporate Seal)


  Attest:

  By /s/ Katherine B. Rosenberg
     ----------------------------
       Katherine B. Rosenberg
       Assistant Secretary